FORM OF OPINION OF Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit 8.1

Date:  •

Validus Holdings, Ltd.

29 Richmond Road

Pembroke, Bermuda HM 08

Ladies and Gentlemen:

We have acted as counsel to Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), in connection with the Agreement and Plan of Merger, dated as of August 30, 2012 (the “Merger Agreement”), by and among Validus, Flagstone Reinsurance Holdings, S.A., a Luxembourg joint stock corporation (société anonyme) (“Flagstone”), Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company and a direct wholly owned subsidiary of Flagstone (“Flagstone Bermuda”), and Validus UPS, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Validus (“Merger Sub”) that provides for (a) the merger of Flagstone with and into Flagstone Bermuda pursuant to which Flagstone Bermuda will survive as a Bermuda exempted company (the “First-Step Merger”), and (b) immediately following the First-Step Merger, the merger of Flagstone Bermuda with and into Merger Sub pursuant to which Merger Sub will be the surviving company (the “Second-Step Merger,” and collectively with the First-Step Merger, the “Mergers”). This opinion is being delivered in connection with the registration statement on Form S-4, which includes the proxy statement/prospectus, filed on September 20, 2012, as amended through the effective date thereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the First-Step Effective Time and Final Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the First-Step Effective Time and Final Effective Time, of certain statements, representations, covenants and agreements made by Validus, Flagstone, Flagstone Bermuda, and Merger Sub, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Validus, Flagstone, Flagstone Bermuda, and Merger Sub (the “Representation Letters”). For purposes of rendering our opinion, we

Validus Holdings, Ltd.
Date:  •

have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the First-Step Effective Time and Final Effective Time, true, correct and complete without regard to any qualification as to knowledge. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Validus, Flagstone, Flagstone Bermuda, and Merger Sub, including those set forth in the Representation Letters, and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the First-Step Effective Time and Final Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the First-Step Effective Time or Final Effective Time.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Mergers” does not purport to summarize all possible United States federal income tax consequences of the Mergers or of the ownership of the shares of Validus received in the Second-Step Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the anticipated United States federal income tax consequences to U.S. holders of the Mergers and of the ownership of the shares of Validus received in the Second-Step Merger, subject to the qualifications set forth therein.

Validus Holdings, Ltd.
Date:  •

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Mergers or of the ownership of the shares of Validus received in the Second-Step Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation SK under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “United States Federal Income Tax Consequences of the Mergers” and “Legal Matters/Validity of Securities” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,